Exhibit 10.1

FORM OF NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of May 20, 2026, by and between LQR House Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and each Purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the board of directors (the “Board of Directors”) of the Company has authorized the issuance to each of the Purchasers of certain Notes (as defined below); and

WHEREAS, each Purchaser desires to acquire and fund a Note on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Purchaser hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Aggregate Principal Amount” means, as of any date of determination, the aggregate Outstanding Principal Amount of all Notes.

“Agreement” has the meaning set forth in the preamble.

“Availability Period” means the period from and including the first Closing Date to and including the date that is two (2) years after the Issuance Date of the Notes, or such earlier date on which the Total Commitments have been terminated or reduced to zero in accordance with this Agreement.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

“Closing” means the initial closing of the transactions contemplated by this Agreement pursuant to Section 2.1.

“Closing Date” means the date on which the initial Closing occurs.

“Commitment” means, with respect to any Purchaser, the obligation of such Purchaser to fund advances under its Note in an Aggregate Principal Amount not to exceed the amount set forth on such Purchaser’s signature page hereto under the heading “Commitment,” as such amount may be reduced or terminated from time to time in accordance with this Agreement.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble.

“Defaulting Purchaser” has the meaning set forth in Section 2.5.

“Draw Amount” has the meaning set forth in Section 2.2.

“Draw Notice” has the meaning set forth in Section 2.2.

“Event of Default” has the meaning set forth in Section 7.1.

“Funding Date” means, with respect to any Draw Notice, the date that is no later than two (2) Business Days following the date such Draw Notice is delivered (or such other Business Day as the Company and the Requisite Holder may agree).

“IP Rights” has the meaning set forth in Section 3.10.

“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities laws.

“Lead Purchaser” means [    ].

“Losses” has the meaning set forth in Section 5.13(a).

“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or the Company and its Subsidiaries, taken as a whole or, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Notes; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Minimum Draw Amount” means $1,000,000; provided that the final Draw Amount may be less than $1,000,000 if such Draw Amount is equal to the then-remaining unused portion of the Total Commitments.

“Money Laundering Laws” has the meaning set forth in Section 3.25.

“Note” has the meaning set forth in Section 2.1.

“OFAC” has the meaning set forth in Section 3.23.

“Outstanding Principal Amount” means, at any time of determination, with respect to any Note, the Aggregate Principal Amount of advances that have been funded under such Note and remain unpaid at such time.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Amount” means the principal amount of the Note(s) as of the applicable date of determination.

“Proceedings” has the meaning set forth in Section 3.6.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Party” has the meaning set forth in Section 5.13(a).

“Qualified Digital Assets” shall mean Bitcoin (BTC), Ether (ETH), USD Coin (USDC), Tether (USDT), or any other digital asset mutually agreed in writing by the Company and the Requisite Holder.

“Requisite Holder” means the Lead Purchaser or any successor in interest to the Lead Purchaser that is mutually agreed to by the Lead Purchaser and the Company. For the purposes of clarity hereunder, only one entity shall serve as the Requisite Holder at any time hereunder and the affirmative action or consent by the Requisite Holder shall bind all Purchasers hereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5(a).

“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).

“Total Commitments” means, at any time, the aggregate amount of the Commitments of all Purchasers at such time, which on the date hereof shall be $60,000,000.

“Trading Market” means whichever of the New York Stock Exchange, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Global Market or the Nasdaq Capital Market), on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Notes, and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

2. PURCHASE AND ISSUANCE OF THE NOTES.

2.1 Commitments; Issuance of Notes.

(a) Subject to the terms and conditions of this Agreement, each Purchaser severally (and not jointly) agrees to make available to the Company, from time to time during the Availability Period, advances under its Note in an Aggregate Principal Amount not to exceed such Purchaser’s Commitment. The obligations of each Purchaser under its Commitment are several and not joint, and no Purchaser shall be responsible for the Commitment or obligations of any other Purchaser.

(b) On the Closing Date, the Company shall issue to each Purchaser a duly executed Note in the original principal amount equal to such Purchaser’s Commitment. The Notes shall evidence the obligations of the Company to repay all amounts advanced thereunder, whether funded in United States Dollars or Qualified Digital Assets, together with interest and all other amounts payable in accordance with the terms thereof and this Agreement. The initial issuance of the Notes pursuant to this Section 2.1 shall be referred to herein as the “Closing,” and the date on which such issuance occurs shall be referred to as the “Closing Date”.

2.2 Draws; Funding Procedures.

(a) From time to time during the Availability Period, the Company may request that the Purchasers fund a borrowing by delivering to each Purchaser a written draw notice (each, a “Draw Notice”) specifying (i) the aggregate amount requested (the “Draw Amount”), (ii) the proposed Funding Date, (iii) the form of funding (United States Dollars or Qualified Digital Assets), and (iv) the Company’s wire instructions or designated wallet address, as applicable. Each Draw Amount shall be at least the Minimum Draw Amount, except for any final Draw Amount equal to the remaining unused portion of the Total Commitments. The Funding Date shall be no later than two (2) Business Days following the delivery of such Draw Notice.

(b) On each Funding Date, upon receipt of a Draw Notice delivered in accordance with this Section 2.2, each Purchaser shall fund its pro rata share of the Draw Amount, in the form specified by the Company in the applicable Draw Notice, by (i) wire transfer of immediately available funds in United States Dollars to the account specified in the applicable Draw Notice or (ii) transfer of Qualified Digital Assets to the wallet address specified in the applicable Draw Notice, in each case in an amount equal to such Purchaser’s pro rata share of the Draw Amount (and, in the case of Qualified Digital Assets, having a value equal to such Purchaser’s pro rata share of the Draw Amount, determined by reference to the price specified in the applicable Draw Notice), not later than 2:00 p.m. (New York time) on such Funding Date.

(c) No conditions precedent to any funding shall apply other than (i) receipt of a Draw Notice in accordance with this Section 2.2 and (ii) the requirement that, after giving effect to such funding, the aggregate Outstanding Principal Amount of all Notes shall not exceed the Total Commitments.

2.3 Priority of Obligation. As an inducement for the Purchaser to enter into this Agreement and to purchase the Notes, all obligations of the Company pursuant to this Agreement and the Notes until repaid or otherwise satisfied shall rank at least pari passu in right of payment with all other present and future unsecured and unsubordinated Indebtedness (as defined in Section 3.28 hereof) of the Company (including all other Notes issued pursuant to this Agreement) and senior in right of payment to any Indebtedness of the Company that is expressly subordinated in right of payment to the Notes and to all present and future equity securities of the Company.

2.4 Pro Rata Payments. The Company and each Purchaser hereby agree that, notwithstanding anything to the contrary contained herein or in the Notes, to the extent the Company makes any payment of principal of, interest on, or any other amount under the Notes or this Agreement to the Purchasers (or offers to make any prepayment thereof), all such payments shall be applied to the Outstanding Principal Amount of the Notes held by all Purchasers on a pro rata basis based on the relative Outstanding Principal Amounts of such Notes at the time of such payment or prepayment. If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Notes resulting in such Purchaser receiving payment of a proportion of the aggregate amounts then due and payable in respect of the Notes greater than its pro rata share thereof as provided herein, then the Purchaser receiving such greater proportion shall (a) notify the other Purchasers of such fact, and (b) purchase (for cash at face value) participations in the amounts owing to the other Purchasers under the Notes, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the Outstanding Principal Amount of and accrued interest on their respective Notes and other amounts owing to them. The Company consents to the foregoing and agrees, to the extent permitted by applicable law, that any Purchaser acquiring a participation pursuant to the foregoing arrangement may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of the Company in the amount of such participation.

2.5 Defaulting Purchasers.

(a) If any Purchaser (a “Defaulting Purchaser”) fails to fund its pro rata share of any Draw Amount on the applicable Funding Date in accordance with Section 2.2, and such failure continues for two (2) Business Days after written notice thereof from the Company or the Requisite Holder, such Purchaser shall, for so long as such failure remains uncured, have no right to vote or provide consents under this Agreement (except with respect to any amendment that would materially and disproportionately adversely affect such Purchaser) and its Commitment shall be excluded from the determination of any voting thresholds based on the aggregate Commitments or aggregate Outstanding Principal Amounts.

(b) The obligations of the non-Defaulting Purchasers to fund their respective Funding Amounts shall not be increased or otherwise affected by the failure of any Defaulting Purchaser to fund its Funding Amount, and no Purchaser shall have any obligation to fund any shortfall resulting from such failure.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Disclosure Schedules or (notwithstanding anything to the contrary herein including references to the Disclosure Schedules) filings made by the Company with the SEC which Disclosure Schedules and filings with the SEC shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company represents and warrants to each Purchaser and covenants with each Purchaser that the following representations and warranties are true and correct as of the date hereof and as of each Closing Date:

3.1 Organization and Qualification. The Company is a company duly incorporated and validly existing in good standing under the Laws of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2 Authorization; Enforcement; Compliance with Other Instruments. The Company and each Subsidiary has the requisite corporate power and authority to execute the Transaction Documents and to issue the Notes and enter into the obligations evidenced thereby pursuant hereto, and to perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents by the Company and each Subsidiary and the issuance of the Notes by the Company pursuant hereto have been duly and validly authorized by the Company’s Board of Directors, or member(s), as applicable and no further consent or authorization is required by the Company, the Company’s Board of Directors, its shareholders or members or any other Person in connection therewith, assuming the accuracy of each Purchaser’s representations in Section 4, and except such as have been waived and other than such filings as are required to be made under applicable Laws. The Transaction Documents have been duly and validly executed and delivered by the Company to which they are a party and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and no default or Event of Default would result therefrom.

3.3 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and each Subsidiary and the issuance of the Notes hereunder will not (a) conflict with or result in a violation of the Company’s Certificate of Incorporation or By-laws, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien upon any material asset of the Company or any of the Subsidiaries pursuant to, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected. Assuming the accuracy of each Purchaser’s representations in Section 4 and subject to the making of the filings referred to in Section 6, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and the other transactions contemplated by this Agreement, and (ii) the issuance of the Notes is exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

3.4 Capitalization and Subsidiaries.

(a) The Company’s Certificate of Incorporation and By-Laws on file with the SEC are true and correct copies of the Company’s Certificate of Incorporation and By-Laws as in effect as of the date hereof. The Company is not in violation of any provision of the Company’s Certificate of Incorporation and By-Laws nor is any Subsidiary in violation of its organization documents.

(b) Schedule 3.4(b) lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and indicates for each Subsidiary (i) the authorized capital stock or other Equity Interest of such Subsidiary as of the date hereof, (ii) the number and kind of shares or other ownership interests of such Subsidiary that are issued and outstanding as of the date hereof, and (iii) the owner of such shares or other ownership interests as of the date hereof. Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation, except to the extent that the failure to be in good standing would not have a Material Adverse Effect, and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

3.5 SEC Documents; Financial Statements.

(a) As of the date hereof and each Closing Date, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act since December 31, 2024 (all of the foregoing filed prior to the date hereof, as they have been amended since the time of their filing, and all exhibits included therein and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and no such SEC Document is the subject of any unresolved comment by the SEC that would reasonably be expected to be material.

(b) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) consistently applied, and audited by a firm that is a member of the Public Company Accounting Oversight Board, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, except in the case of pro forma statements or, in the case of unaudited interim statements, except to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as disclosed in the SEC Documents, the Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6 Litigation and Regulatory Proceedings. Except as disclosed in Schedule 3.6 or filings made by the Company with the SEC, there are no actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Company’s knowledge or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such, (i) which adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Notes or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect; and, to the knowledge of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

3.7 No Undisclosed Events, Liabilities or Developments. Except for the issuance of the Notes contemplated by this Agreement or as set forth on Schedule 3.7, no event, development or circumstance has occurred or exists, or to the Company’s knowledge is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws and which has not been publicly announced.

3.8 Compliance with Law. Except as disclosed in Schedule 3.8, the Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market and is not in receipt of any written notice of any material non-compliance with applicable Laws. Except as disclosed in Schedule 3.8, the Company is not aware of any facts which could reasonably be anticipated to lead to a delisting of the Common Stock by the Trading Market in the future.

3.9 Employee Relations. Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

3.10 Intellectual Property Rights. The Company and each Subsidiary owns or possesses or can acquire on reasonable terms adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) used in or reasonably necessary to conduct their respective businesses as now conducted. None of the material IP Rights of the Company or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Agreement. Neither the Company nor any Subsidiary has received any notice alleging that it is infringing, misappropriating or otherwise violating any IP Rights of any other Person. No written notice of a claim has been received by, and no Proceeding is pending against, the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to the Company’s knowledge, no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding. The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.

3.11 Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

3.12 Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property (other than IP Rights, which is addressed in Section 3.10) owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects except those set forth on Schedule 3.12 or filings made by the Company with the SEC. Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.13 Insurance. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.14 Regulatory Permits. The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15 No Materially Adverse Contracts, Etc. Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or would reasonably be expected in the future to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be anticipated to have a Material Adverse Effect.

3.16 Taxes. The Company and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal, and applicable state, local and non-U.S. tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim and there are no tax liens on any material assets of the Company or any Subsidiary.

3.17 Solvency. After giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement, (a) the Company’s book value of its assets exceeds the Company’s book value of existing debts and other liabilities (without regard to any potential contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets at book value, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt at book value when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Except as disclosed as set forth in Schedule 3.17, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction and the Company is not engaged in any business or transaction for which its property would constitute unreasonably small capital.

3.18 Investment Company. The Company is not, and is not an Affiliate of, an “investment company” required to be registered under the Investment Company Act of 1940, as amended.

3.19 Certain Transactions. Other than as disclosed in Schedule 3.19, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Annual Report on Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

3.20 No General Solicitation; Private Offering. The Company has not, and no person acting on its behalf has, engaged in any form of general solicitation or general advertising in connection with the offer or sale of the Notes. The Company intends that the offer and sale of the Notes be exempt from registration under the 1933 Act pursuant to Regulation S and, to the extent applicable, Section 4(a)(2) thereof.

3.21 Acknowledgment Regarding the Purchasers’ Purchase of the Notes. The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance of the Notes, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its shareholders. The Company is entering into this Agreement and is issuing and selling the Notes voluntarily. The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to its Notes and the transactions contemplated hereby and that neither such Purchaser nor any person affiliated with such Purchaser is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes or any other transaction contemplated hereby.

3.22 No Brokers’, Finders’ or Other Advisory Fees or Commissions. Except as set forth on Schedule 3.22, no brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.

3.23 OFAC. None of the Company nor any of the Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Purchaser, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.24 No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

3.25 Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of association and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the best knowledge of the Company, pending, threatened or contemplated.

3.26 Disclosure. The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf, has provided the Purchaser or its agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Purchaser will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosures provided to the Purchaser regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and the Company has not omitted to disclose any information necessary to make the information provided not misleading in any material respect.

3.27 [Reserved]

3.28 Indebtedness. Except as listed on Schedule 3.28 or disclosed in the SEC Documents, neither the Company nor any Subsidiary has any outstanding Indebtedness. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.28, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

3.29 Non-Shell Status. The Company represents that it is not a “shell” issuer as defined under Rule 144.

3.30 Trading Market. As of the date hereof, the Common Stock is not a “penny stock” as defined in SEC Rule 240.3a51-1 (17 CFR § 240.3a51-1).

3.31 Regulation S. (a) Neither the Company nor any of its affiliates (as defined in Rule 501 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Rule 902 under the Securities Act) in connection with the issuance of the Notes and they have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act. (b) The Notes have not been and will not be registered under the Securities Act, and may not be transferred, assigned or otherwise disposed of within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser represents, warrants and undertakes that it has not transferred or disposed of, and will not offer and sell any Securities (i) as part of their distribution at any time and (ii) otherwise until 40 days after the Closing Date, except in accordance with Regulation S under the Securities Act. Each Purchaser also agrees that, at or prior to confirmation of transfer of the Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (as defined in Rule 902 of the Securities Act) a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the Closing Date, except in either case in accordance with Regulation S under the Securities Act. “

3.32 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Company makes no other representations or warranties to the Purchasers.

4. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER. Each Purchaser represents and warrants to the Company as follows:

4.1 Organization and Qualification. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its association or formation.

4.2 Authorization; Enforcement; Compliance with Other Instruments. Such Purchaser has the requisite power and authority to enter into the Transaction Documents and to perform its obligations thereunder. The execution and delivery by such Purchaser of the Transaction Documents to which it is a party have been duly and validly authorized by such Purchaser’s governing body, as necessary, and no further consent or authorization is required. The Transaction Documents to which it is a party have been duly and validly executed and delivered by such Purchaser and constitute valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by such Purchaser and the purchase of a Note by such Purchaser will not (a) conflict with or result in a violation of such Purchaser’s organizational documents, if applicable, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which such Purchaser is a party, or (c) violate any Law applicable to such Purchaser or by which any of such Purchaser’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of a Note and the other transactions contemplated by this Agreement and such Purchaser is not subject to any restriction that would prevent or materially delay the funding of its pro rata share of any Draw Amount pursuant to Section 2.2.

4.4 Investment Intent; Accredited Purchaser. Each Purchaser is purchasing its Note for its own account, for investment purposes, and not with a view towards distribution. Such Purchaser is an “accredited Purchaser” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act. Such Purchaser has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in its Note and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time. Such Purchaser is not an entity formed for the specific purpose of acquiring its Note. Such Purchaser acknowledges that it has a binding obligation to fund its pro rata share of any Draw Amount in accordance with this Agreement.

4.5 Acknowledgement of Risk; Opportunity to Discuss. Each Purchaser acknowledges that an investment in the Company is speculative and subject to numerous risks, including those risks described in the SEC Documents. Each Purchaser has reviewed and understands the risks related to the Company and its business as described in the SEC Documents. Each Purchaser has received all materials relating to the business, finance and operations of the Company and the Subsidiaries as it has requested and has had an opportunity to discuss the business, management and financial affairs of the Company and the Subsidiaries with the Company’s management. In making its investment decision, such Purchaser has relied solely on its own due diligence performed on the Company by its own representatives. Such Purchaser acknowledges that it has the financial capacity to satisfy its funding obligations under this Agreement.

4.6 Restricted Securities. Each Purchaser understands that its Note has not been registered under the 1933 Act, and may not be transferred, assigned, pledged or otherwise disposed of except (i) to the Company or any of its Subsidiaries, (ii) in an offshore transaction in compliance with Regulation S under the 1933 Act, or (iii) pursuant to an available exemption from the registration requirements of the 1933 Act and in compliance with applicable securities laws. Each Purchaser acknowledges that any instrument or book-entry position representing its Note may bear a legend reflecting such transfer restrictions and that it may be required to bear the economic risk of its investment for an indefinite period of time. The Purchaser understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of its Note(s).

4.7 Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that neither the Lead Purchaser nor any Purchaser, nor any of their respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes.

4.8 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, such Purchaser makes no other representations or warranties to the Company.

4.9 Regulation S. Neither such Purchaser nor any of its affiliates (as defined in Rule 501 under the Securities Act) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Rule 902 under the Securities Act) in connection with the offering of the Notes and they have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act. Such Purchaser is not a ‘U.S. person’ as defined in Regulation S and is acquiring the Notes in an offshore transaction (as defined in Regulation S).

4.10 Funding Capability. Such Purchaser has sufficient immediately available funds or access to funds to enable it to fund its pro rata share of any Draw Amount as required under this Agreement.

5. OTHER AGREEMENTS OF THE PARTIES.

5.1 [Reserved]

5.2 Furnishing of Information. For so long as any Note remains outstanding (or until all obligations under the Notes have been paid in full), the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act.

5.3 Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the issuance of the Notes in a manner that would require the registration under the 1933 Act of the issuance of the Notes to the Purchaser.

5.4 Notification of Certain Events. The Company shall give prompt written notice to each Purchaser of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (b) any Proceeding pending or, to the Company’s knowledge, threatened against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.

5.5 [Reserved]

5.6 Use of Proceeds. The Company shall use the proceeds of the Notes for general corporate purposes, including, without limitation, working capital, capital expenditures, acquisitions and other investments, and other lawful corporate purposes, in each case as determined by the Company in its discretion.

5.7 Affirmative Covenants. For so long as any Note remains outstanding, the Company covenants and agrees as follows:

(a) Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Laws, orders, judgments and decrees of any governmental authority applicable to the Company or its Subsidiaries or their respective businesses, properties or assets.

(b) Payment of Taxes and Claims. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge, before the same shall become delinquent, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or property; provided, however, that neither the Company nor any Subsidiary shall be required to pay or discharge any such tax, assessment or charge that is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(c) Corporate Existence. The Company shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence and all material rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Books and Records. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all financial transactions and the assets and business of the Company and each Subsidiary in accordance with GAAP.

(e) Notice of Default. The Company shall promptly, and in any event within five (5) Business Days after any officer of the Company obtains knowledge thereof, provide written notice to the Requisite Holder of (i) the occurrence of any Event of Default or any event or condition that, with the giving of notice or the passage of time or both, would constitute an Event of Default and (ii) the commencement of any Proceeding that would reasonably be expected to result in a Material Adverse Effect, together with a description of the nature of such Event of Default or Proceeding and the steps, if any, being taken or proposed to be taken by the Company to cure or address the same.

(f) Investment Company Act. The Company shall conduct its businesses in a manner so that it will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

5.8 [Reserved]

5.9 [Reserved]

5.10 [Reserved]

5.11 [Reserved]

5.12 Securities Laws Disclosure; Publicity. The Company shall, within four (4) Trading Days following the date hereof, file a Current Report on Form 8-K (“Form 8-K”) or other public disclosure disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto; provided, however, that the Company may not issue such press release or file such Form 8-K or other public disclosure without the prior written consent (including by electronic mail) of the Requisite Holder, which shall not be unreasonably withheld or delayed. The Company shall not issue any press release nor otherwise make any such public statement regarding the Purchasers or the Transaction Documents without the prior written consent (including by electronic mail) of the Requisite Holder, except (i) if such disclosure is required by Law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Requisite Holder for review prior to release and the Company shall incorporate the reasonable comments of the Requisite Holder or (ii) to the extent such press release or public statement contains only information previously disclosed in a press release or public statement previously approved in accordance with clause (i) of this Section 5.12. Each Purchaser will promptly provide any information reasonably requested by the Company or any of its Affiliates for any regulatory application or filing made or to be made or approval sought in connection with the transactions contemplated by this Agreement (including filings with the SEC). Following the execution of this Agreement, each Purchaser and its Affiliates and/or advisors may, upon receiving the prior written consent of the Requisite Holder, place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing such Purchaser’s relationship with the Company under this Agreement and including the name and corporate logo of the Company. Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and each Purchaser, and each employee, representative or other agent of the Company or such Purchaser, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

5.13 Indemnification of the Purchasers.

(a) The Company will indemnify and hold each Purchaser, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Purchaser Party may suffer or incur as a result of or relating to:

(i) any material breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;

(ii) any material misrepresentation made by the Company in any Transaction Document or in any SEC Document;

(iii) any material omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

(iv) any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not such Purchaser is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) of this Section 5.13;

provided, however, in the case of clauses (ii) and (iii) of this Section 5.13, the Company is subject to the indemnification provisions in Section 5.13(a) to the extent, but only to the extent, that the applicable misrepresentation or omission is based upon information regarding such Purchaser furnished in writing to the Company by or on behalf of the Purchaser expressly for use therein or the Purchaser has omitted a material fact from such information or otherwise violated the 1933 Act, 1934 Act or any state securities law, or any rule or regulation thereunder.

(b) If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

(c) In addition to the indemnity provided for in this Section 5.13, the Company will reimburse each Purchaser Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(d) The provisions of this Section 5.13 shall survive the termination or expiration of this Agreement.

5.14 Non-Public Information. Except to the extent necessary to fulfill its notice, disclosure or similar obligations hereunder or under any Transaction Document, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Purchasers or their agents or counsel with any information that the Company believes constitutes material, non-public information. Except in connection with the fulfillment of its notice, disclosure or similar obligations hereunder or under any Transaction Document, to the extent the Company provides a Purchaser with material, non-public information, the Company shall publicly disclose such information within forty-eight (48) hours of providing the information to such Purchaser, provided that if the last day of any such time period is not a Trading Day, such time period shall be extended to 9:30 a.m., New York City Time, on the next Trading Day following the day on which it would otherwise end. The Company understands and confirms that the Purchasers shall be relying on the foregoing representation in effecting transactions in securities of the Company. If the Company fails to comply with its obligations under this Section 5.14, a liquidated damages charge of 1.5% of the outstanding principal balance of each Note will be assessed and will become immediately due and payable each month while such failure remains uncured to the Purchasers at their election in the form of a cash payment or added to the balance of the respective Note.

5.15 [Reserved]

5.16 [Reserved]

5.17 Set-Off.

(a) Each Purchaser may, subject to the pro rata sharing provisions set forth in Section 2.4, set off any of its obligations to the Company (whether or not due for payment) against any of the Company’s obligations to such Purchaser (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(b) Each Purchaser may do anything necessary to effect any set-off undertaken in accordance with this Section 5.17 (including varying the date for payment of any amount payable by the Purchaser to the Company).

(c) The Company may set off any of its obligations to a Purchaser (whether or not due for payment) against any of such Purchaser’s obligations to the Company (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(d) The Company may do anything necessary to effect any set-off undertaken in accordance with this Section 5.17 (including varying the date for payment of any amount payable by the Company to a Purchaser).

6. CLOSING CONDITIONS

6.1 Conditions Precedent to the Obligations of each Purchaser. The obligations of each Purchaser to enter into this Agreement and to accept delivery of its Note on the Closing Date are subject to the satisfaction (or waiver by the Requisite Holder) of the following conditions:

(a) Required Documentation. The Company shall have delivered to the Purchasers (i) copies of duly executed resolutions or written consents of its board of directors (or equivalent governing body), approving and authorizing the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (ii) copies of each Transaction Document, duly executed by the Company;

(b) [Reserved]

(c) [Reserved]

(d) Consents and Permits. The Company shall have obtained and delivered to the Purchasers copies of all material permits, approvals and registrations necessary for the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

(e) No Event(s) of Default. No Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby;

(f) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date;

(g) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

(h) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(i) No Suspensions of Trading in the Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;

(j) [Reserved]; and

(k) Non-Public Information. The Company shall, at or before 9:30 a.m., New York City Time, on or prior to the fourth business day after the date of each Closing, release or file, as applicable, a press release or a Current Report on Form 8-K or other applicable public disclosure describing the terms of the Closing (the “Cleansing Release”). From and after the filing of the Cleansing Release, the Company shall have disclosed all material, non-public information (if any) provided up to such time to each Purchaser by the Company or any of its officers, directors, employees or agents. In addition, upon the filing of the Cleansing Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the Cleansing Release, whether written or oral, between the Company, or any of its officers, directors, affiliates, employees or agents, on the one hand, and any of the Purchasers or any of their affiliates, on the other hand, shall terminate.

6.2 Conditions Precedent to the Obligations of the Company. The obligation of the Company to issue a Note to a Purchaser on the Closing Date is subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

(a) Required Documentation. Such Purchaser shall have delivered to the Company each Transaction Document to which it is a party, duly executed by such Purchaser;

(b) Representations and Warranties. The representations and warranties of such Purchaser contained herein shall be true and correct in all material respects as of the date when made and as of such Closing Date as though made on and as of such date;

(c) Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing; and

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

6.3 Conditions to Each Funding. The obligations of each Purchaser to fund its pro rata share of any Draw Amount pursuant to a Draw Notice on the applicable Funding Date are subject solely to the satisfaction (or waiver by the Requisite Holder) of the following conditions as of such Funding Date:

(a) Draw Notice. Each Purchaser shall have received a duly completed Draw Notice in accordance with Section 2.2;

(b) No Over-Advance. Immediately after giving effect to such funding, the aggregate Outstanding Principal Amount of all Notes shall not exceed the Total Commitments; and

(c) Core Events of Default. No Event of Default under Section 7.1(a) or Section 7.1(b) shall have occurred and be continuing.

7. EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Agreement:

(a) any failure by the Company to pay when due any principal of or interest on any Note;

(b) the Company shall fail to observe or perform in any material respect its obligations under Section 2.4 or Section 2.5 and, if such failure is curable, such failure shall continue unremedied for a period of ten (10) Business Days after written notice thereof from the Requisite Holder;

(c) any of the representations or warranties made by the Company or any of its agents, officers, directors, employees or representatives in any Transaction Document or public filing being inaccurate, false or misleading in any material respect, as of the date as of which it is made or deemed to be made, or any certificate or financial or other written statements furnished by or on behalf of the Company to the Purchaser or any of its representatives, is inaccurate, false or misleading, in any material respect, as of the date as of which it is made or deemed to be made, or on any Closing Date;

(d) any Event of Default (as defined in any Note) that results in the acceleration of such Note, or the declaration that amounts thereunder are immediately due and payable, and which continues uncured for two (2) Business Days after written notice thereof from the Requisite Holder, shall have occurred and be continuing; or

(e) a failure by the Company to comply with any of its covenants or agreements set forth in this Agreement, including those set forth in Section 5 in all material respects.

7.2 Purchaser Right to Investigate an Event of Default. If in the reasonable opinion of the Requisite Holder, an Event of Default has occurred, or is or may be continuing:

(a) the Requisite Holder may notify the Company that it wishes to investigate such purported Event of Default;

(b) the Company shall cooperate with the Requisite Holder in such investigation;

(c) the Company shall comply with all reasonable requests made by the Requisite Holder to the Company in connection with any investigation by the Requisite Holder and shall (i) provide all information requested by the Requisite Holder in relation to the Event of Default to the Requisite Holder; provided that the Requisite Holder agrees that any materially price sensitive information and/or non-public information will be subject to confidentiality, and (ii) provide all such requested information within three (3) Business Days of such request; and

(d) the Company shall pay all reasonable costs incurred by the Requisite Holder in connection with any such investigation.

7.3 Remedies Upon an Event of Default.

(a) If an Event of Default occurs pursuant to Section 7.1(a), each Purchaser shall have such remedies as are set forth in its Note.

(b) If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(d) and is not remedied within the applicable cure period set forth therein, the Requisite Holder may, by written notice to the Company, declare all outstanding obligations of the Company under the Transaction Documents to be immediately due and payable in immediately available funds, and the Purchasers shall have no obligation to fund any Draw Amounts under Section 2.2.

(c) If any Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(d) and is not remedied within the applicable cure period set forth therein, the Requisite Holder may, by written notice to the Company, terminate this Agreement effective as of the date specified in such notice.

8. [Reserved]

9. [RESERVED]

10. [Reserved]

11. GENERAL PROVISIONS

11.1 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Notes.

11.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Email:
Attention:	Sean Dollinger

With a copy (which shall not constitute notice) to:

Email:
Attention:	Huan Lou, Esq.
McCarter & English, LLP

If to a Purchaser, such address set forth on the signature page hereto executed by such Purchaser;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

11.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws.

11.5 Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York (Commercial Division), or in the United States District Court for the Southern District of New York. The Company and the Purchasers irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

11.6 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE PURCHASERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

11.7 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Notes.

11.8 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties hereto acknowledge have been merged into such documents, exhibits and schedules.

11.9 Amendments; Waivers. No provision of this Agreement or any Note may be waived or amended except in a written instrument signed by the Company and the Requisite Holder, and any such amendment or waiver shall be binding on all Purchasers. Notwithstanding the foregoing, no such amendment or waiver shall, without the written consent of each affected Purchaser: (a) reduce the principal amount of, or rate of interest on, any Note; (b) extend the maturity of any Note; (c) reduce or forgive any amount payable under any Note; (d) amend Section 2.4; or (e) reduce the Commitment of any Purchaser or increase its obligation to fund any Draw Amount.

11.10 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

11.11 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Purchasers and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Requisite Holder. Each Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers the Notes, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchaser” and such transferee agrees in writing to be bound by this Agreement and is otherwise eligible to acquire the Notes in compliance with applicable securities laws.

11.12 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.13 Counterparts. This Agreement may be executed in identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

11.14 Specific Performance. Each of the Company and each Purchaser acknowledges that monetary damages alone would not be adequate compensation to the other parties hereto for a breach of this Agreement and the Company or the Requisite Holder may seek an injunction or an order for specific performance from a court of competent jurisdiction if (a) the Company or a Purchaser fails to comply or threatens not to comply with this Agreement or (b) on the one hand, the Company has reason to believe that a Purchaser will not comply with this Agreement or, on the other hand, the Requisite Holder have reason to believe that the Company will not comply with this Agreement.

11.15 Actions in Concert. Notwithstanding anything to the contrary contained herein or in any Note, it is the intent of the Purchasers that any enforcement action with respect to this Agreement or the Notes, including the exercise of any right of acceleration, set-off or other remedy following an Event of Default, shall be taken in concert and at the direction of the Requisite Holder; provided that each Purchaser may exercise its rights under its Note to declare amounts due and payable thereunder. Accordingly, each Purchaser agrees that it shall not, without the prior written consent of the Requisite Holder, take any individual action to enforce its rights under this Agreement or any Note in a manner that would result in such Purchaser receiving payment or recovery in excess of its pro rata share as provided in Section 2.4. Any recovery obtained by a Purchaser in violation of this Section 11.15 shall be subject to the payment-sharing provisions of Section 2.4. Nothing in this Section 11.15 shall prevent any Purchaser from exercising rights that are personal to such Purchaser and not related to enforcement or recovery, including the right to transfer its Note or to receive notices hereunder. For the avoidance of doubt, nothing in this Section 11.15 is intended to, or shall, constitute the Purchasers as a ‘group’ for purposes of Section 13(d) of the 1934 Act with respect to any equity securities of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Note Purchase Agreement as of the date first set forth above.

COMPANY:

LQR House Inc.

By:
Name:	Sean Dollinger
Title:	Chief Executive Officer

[PURCHASER SIGNATURE PAGES TO NOTE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Note Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Purchaser or Authorized Signatory of Purchaser:

Name of Authorized Signatory (if corporate purchaser):

Title of Authorized Signatory (if corporate purchaser):

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Commitment (in USD):